EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


               CENDANT PROVIDES ADDITIONAL INFORMATION RELATING TO
                         RESTATEMENTS FOR 1996 AND 1995


Parsippany, NJ and Stamford, CT, July 14, 1998C Cendant Corporation (NYSE:CD) today supplied supplemental information in connection with its announcement earlier today regarding the investigation of accounting irregularities and accounting errors at the former CUC International.

Cendant said that 1996 and 1995 will be impacted by many of the same items that affected 1997. These items include the improper use of merger reserves, improper revenue recognition and delayed recognition of membership cancellations. In addition, Cendant said, CUC also overstated its quarterly results by recording fictitious revenues.

The amounts that are expected to be restated from accounting irregularities are, on a pre-tax basis, approximately $150 million for 1996 and $100 million for 1995. The Company noted there may also be accounting errors found in 1996 and 1995, but that information is not yet available.

Certain matters discussed in the news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the Audit Committee's investigation; uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forwardlooking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in
assumptions  or  changes  in  other  factors   affecting  such   forward-looking
statements.




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Cendant  (NYSE:CD)  is the world's  premier  provider of consumer  and  business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

Media Contacts:
Elliot Bloom                                         Jim Fingeroth/Thomas Davies
(973) 496-8414                                       Kekst and Company
                                                     (212) 521-4800

Investor Contact:
David M.  Johnson
(973) 496-7909